FOR IMMEDIATE RELEASE
February 21, 2024
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS FISCAL YEAR 2023 RESULTS

•Full Year 2023 earnings per share ("EPS")* was $4.73, including transaction-related expenses attributable to the acquisition of Florida City Gas ("FCG") of $0.58 per share, compared to $5.04 per share in 2022
•Adjusted EPS**, which excludes the transaction-related expenses, was $5.31 for the year ended 2023, or an increase of 5.4 percent over 2022
•EPS for the fourth quarter of 2023 was $1.26, including transaction-related expenses of $0.38 per share, versus $1.47 per share for the fourth quarter of 2022
•Adjusted EPS** for the fourth quarter of 2023 increased by 12 percent to $1.64 compared to the fourth quarter of 2022
•Adjusted gross margin** increased by $33.9 million during the year driven by regulatory initiatives, natural gas organic growth and continued pipeline expansion projects, increased propane margins and fees and incremental margin from FCG
•Significantly warmer than normal temperatures impacted customer consumption throughout 2023, lowering both EPS and Adjusted EPS by approximately $0.54 per share for the full year and $0.14 for the fourth quarter

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2023. The Company’s acquisition of FCG was completed on November 30, 2023, and the financial results of FCG have been included from the acquisition date.

For 2023, adjusted net income**, which excludes transaction-related expenses related to the acquisition of FCG, was $97.8 million compared to $89.8 million in 2022, representing approximately 9 percent growth. Adjusted EPS** for the year ended December 31, 2023 was $5.31 compared to $5.04 per share reported in the prior-year, representing growth of more than 5 percent.

Full year earnings were driven by contributions from the Company's regulatory initiatives, organic growth in the Company's natural gas distribution businesses and continued pipeline expansion projects, increased propane margins and fees, and contributions from FCG. These improvements were partially offset by significantly warmer weather in some of our service territories throughout the year, increased interest expense attributable to higher rates on our short-term borrowings, and the impact of new senior notes and common shares issued in connection with the FCG acquisition.

In the fourth quarter of 2023, the Company's adjusted net income was $33.1 million, compared to $26.2 million reported in the fourth quarter of 2022. Adjusted EPS in the fourth quarter of 2023 was $1.64 per share, compared to $1.47 per share reported in the same prior-year period, representing growth of approximately 12 percent.

Earnings for the fourth quarter of 2023 were primarily driven by the factors discussed for the full year, with enhanced margin contributions during the quarter partially offset by reduced customer consumption compared to the prior-year period and lower adjusted gross margin from virtual pipeline services.

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“In 2023, Chesapeake Utilities delivered its 17th year of consecutive record earnings, excluding transaction costs related to our Florida City Gas acquisition, despite rising interest rates and significantly warmer temperatures,” commented Jeff Householder, chairman, president and CEO. “Our team executed on all fronts, with our legacy businesses continuing to make growth investments, advance regulatory initiatives and prudently manage expenses. Our regulated natural gas distribution businesses gained customers at more than twice the national average, we executed on several opportunities to expand our natural gas transmission systems, and our non-regulated businesses also contributed meaningfully. In November, we successfully completed the FCG acquisition and immediately began to integrate the business, which will drive significant incremental earnings growth, as we deploy our operational and regulatory expertise on a broader scale. Our collective efforts resulted in year-to-date Adjusted EPS of $5.31 versus 2022 EPS of $5.04, largely driven by incremental adjusted gross margin of $33.9 million."
“Our performance in 2023, coupled with the expected contribution of FCG and validation of our financial models for 2024, reinforces our commitment to achieving our 2025 guidance of $6.15-$6.35 per share. We are also introducing guidance of $5.33-$5.45 per share for 2024, which will be a transitional year as we begin to realize the impact of our FCG integration efforts. Across the organization, we remain committed to delivering on the attractive opportunities across our growth platforms, including executing on the incremental opportunities driven by FCG, achieving another record year of performance and driving increased shareholder value,” concluded Householder.

Acquisition of Florida City Gas

On November 30, 2023, the Company completed the acquisition of FCG for $923.4 million in cash, including working capital adjustments, pursuant to the previously disclosed stock purchase agreement with Florida Power & Light Company. Upon completion of the acquisition, FCG became a wholly-owned subsidiary of the Company and is included within the Company's Regulated Energy segment. FCG serves approximately 120,000 residential and commercial natural gas customers across eight counties in Florida, including Miami-Dade, Broward, Brevard, Palm Beach, Hendry, Martin, St. Lucie and Indian River. Its natural gas system includes approximately 3,800 miles of distribution main and 80 miles of transmission pipe. Results for FCG are included within the Company's consolidated results from the acquisition date.
In June 2023, FCG received approval from the Florida Public Service Commission ("PSC") for a $23.3 million total increase in base revenue in connection with its May 2022 rate case filing. The new rates, which became effective as of May 1, 2023, included the transfer of its Safety, Access, and Facility Enhancement ("SAFE") program provisions from a rider clause to base rates, an increase in rates associated with a liquefied natural gas facility, and approval of FCG's proposed reserve surplus amortization mechanism ("RSAM") with a $25.0 million reserve amount. The RSAM is recorded as either an increase or decrease to accrued removal costs on the balance sheet, with a corresponding increase or decrease to depreciation and amortization expense.

Capital Investment and Earnings Guidance

Because of the significance of the FCG acquisition, the Company is providing annual guidance for 2024, the first full year as a combined company. The Company expects to generate EPS of $5.33 to $5.45 per share in 2024 given the investment opportunities within and surrounding FCG, incremental margin opportunities present across the Company’s value chain, regulatory initiatives, operating synergies and other factors. The Company is also affirming its previously announced 2024 capital expenditure guidance of $300 million to $360 million.
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From a longer-term EPS perspective, the Company is also reaffirming its 2025 EPS guidance range of $6.15 to $6.35, as well as the 2028 EPS guidance range of $7.75 to $8.00 per share. This would imply an EPS growth rate of approximately 8 percent from the current 2025 EPS guidance range, or since 2018, an 8.5 percent growth rate.

The Company continues to support its previously introduced capital expenditure guidance for the five-year period ended 2028 that will range from $1.5 billion to $1.8 billion.

*Unless otherwise noted, EPS and Adjusted EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. The Company calculates Adjusted Net Income and Adjusted EPS by deducting costs and expenses associated with significant acquisitions that may affect the comparison of period-over-period results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. The Company believes that these non-GAAP measures are useful and meaningful to investors as a basis for making investment decisions, and provide investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses these non-GAAP financial measures in assessing a business unit's and the overall Company performance. Other companies may calculate these non-GAAP financial measures in a different manner.

The following tables reconcile Gross Margin, Net Income, and EPS, all as defined under GAAP, to our non-GAAP measures of Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS for each of the periods presented.

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Adjusted Gross Margin

	For the Year Ended December 31, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$473,595	$223,148	$(26,139)	$670,604
Cost of Sales:
Natural gas, propane and electric costs	(140,008)	(102,492)	26,019	(216,481)
Depreciation & amortization	(48,162)	(17,347)	8	(65,501)
Operations & maintenance expenses (1)	(27,485)	(31,507)	343	(58,649)
Gross Margin (GAAP)	257,940	71,802	231	329,973
Operations & maintenance expenses (1)	27,485	31,507	(343)	58,649
Depreciation & amortization	48,162	17,347	(8)	65,501
Adjusted Gross Margin (Non-GAAP)	$333,587	$120,656	$(120)	$454,123

	For the Year Ended December 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$429,424	$280,750	$(29,470)	$680,704
Cost of Sales:
Natural gas, propane and electric costs	(127,172)	(162,683)	29,349	(260,506)
Depreciation & amortization	(52,707)	(16,257)	(9)	(68,973)
Operations & maintenance expenses (1)	(35,472)	(29,825)	9	(65,288)
Gross Margin (GAAP)	214,073	71,985	(121)	285,937
Operations & maintenance expenses (1)	35,472	29,825	(9)	65,288
Depreciation & amortization	52,707	16,257	9	68,973
Adjusted Gross Margin (Non-GAAP)	$302,252	$118,067	$(121)	$420,198

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	For the Three Months Ended December 31, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$127,774	$64,262	$(6,701)	$185,335
Cost of Sales:
Natural gas, propane and electric costs	(34,316)	(27,424)	6,736	(55,004)
Depreciation & amortization	(8,982)	(4,424)	2	(13,404)
Operations & maintenance expense (1)	(3,868)	(7,573)	46	(11,395)
Gross Margin (GAAP)	80,608	24,841	83	105,532
Operations & maintenance expenses (1)	3,868	7,573	(46)	11,395
Depreciation & amortization	8,982	4,424	(2)	13,404
Adjusted Gross Margin (Non-GAAP)	$93,458	$36,838	$35	$130,331

	For the Three Months Ended December 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$118,360	$78,081	$(9,141)	$187,300
Cost of Sales:
Natural gas, propane and electric costs	(38,908)	(42,207)	9,112	(72,003)
Depreciation & amortization	(13,211)	(4,232)	2	(17,441)
Operations & maintenance expenses (1)	(9,779)	(8,114)	304	(17,589)
Gross Margin (GAAP)	56,462	23,528	277	80,267
Operations & maintenance expense (1)	9,779	8,114	(304)	17,589
Depreciation & amortization	13,211	4,232	(2)	17,441
Adjusted Gross Margin (Non-GAAP)	$79,452	$35,874	$(29)	$115,297
(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Adjusted Net Income and Adjusted EPS

	Year Ended		Three Months Ended
	December 31,		December 31,
(in thousands, except shares and per share data)	2023	2022	2023	2022
Net Income (GAAP)	$87,212	$89,796	$25,328	$26,150
FCG transaction-related expenses, net (1)	10,625	—	7,727	—
Adjusted Net Income (Non-GAAP)	$97,837	$89,796	$33,055	$26,150

Weighted average common shares outstanding - diluted	18,434,857	17,804,294	20,178,402	17,825,935

Earnings Per Share - Diluted (GAAP)	$4.73	$5.04	$1.26	$1.47
FCG transaction-related expenses, net (1)	0.58	—	0.38	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)	$5.31	$5.04	$1.64	$1.47
(1) Transaction-related expenses for the year ended December 31, 2023 represent costs incurred attributable to the acquisition of FCG, including pretax operating expenses of $10.4 million associated with legal, consulting and audit fees and $4.1 million of interest charges related to pretax fees and expenses associated with the Bridge Facility.
Operating Results for the Years Ended December 31, 2023 and 2022

Consolidated Results

	Year Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$454,123	$420,198	$33,925	8.1%
Depreciation, amortization and property taxes	91,180	91,795	(615)	(0.7)%
FCG transaction-related expenses	10,355	—	10,355	N/A
Other operating expenses	201,785	185,470	16,315	8.8%
Operating income	$150,803	$142,933	$7,870	5.5%

Operating income during 2023 was $150.8 million, an increase of $7.9 million or 5.5 percent compared to the prior year. Excluding transaction-related expenses associated with the acquisition of FCG, operating income increased $18.2 million or 12.8 percent compared to the prior year. Adjusted gross margin during 2023 was positively impacted by regulatory initiatives, organic growth in the Company's natural gas distribution businesses and continued pipeline expansion projects, increased propane margins and fees and contributions from FCG. These increases were partially offset by a $13.6 million reduction in adjusted gross margin from reduced customer consumption resulting from the significantly warmer temperatures in our northern service territories throughout the year. Higher operating expenses were largely associated with increased employee costs driven by growth initiatives, the ongoing competitive labor market and higher benefits costs compared to the prior-year period. Increases in depreciation and amortization expense attributable to growth projects that were placed into service during the current year were offset by reductions related to revised depreciation rates approved in the Company's Florida Natural Gas rate case and electric depreciation study filing, and a $5.1 million RSAM adjustment from FCG.

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Regulated Energy Segment

	Year Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$333,587	$302,252	$31,335	10.4%
Depreciation, amortization and property taxes	71,653	73,961	(2,308)	(3.1)%
FCG transaction-related expenses	10,355	—	10,355	N/A
Other operating expenses	125,380	112,974	12,406	11.0%
Operating income	$126,199	$115,317	$10,882	9.4%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$13,361
Contribution from the acquisition of FCG	8,687
Natural gas growth including conversions (excluding service expansions)	6,214
Natural gas transmission service expansions	4,812
Contributions from regulated infrastructure programs	2,597
Changes in customer consumption, driven by significantly warmer temperatures	(5,096)
Other variances	760
Year-over-year increase in adjusted gross margin**	$31,335
(1) Includes adjusted gross margin contributions from interim rates and permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses	$5,054
FCG operating expenses	4,190
Facilities expenses, maintenance costs and outside services	1,416
Customer service related costs	764
Regulatory expenses	658
Other variances	324
Year-over-year increase in other operating expenses	$12,406

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Unregulated Energy Segment

	Year Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$120,656	$118,067	$2,589	2.2%
Depreciation, amortization and property taxes	19,525	17,809	1,716	9.6%
Other operating expenses	76,705	72,908	3,797	5.2%
Operating income	$24,426	$27,350	$(2,924)	(10.7)%
The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Increased propane margins and fees	$8,821
Propane customer consumption - primarily weather related	(8,235)
Decreased customer consumption due to conversion of customers to our natural gas system	(793)
Aspire Energy
Increase in gathering margin	1,141
Increased customer consumption	496
Eight Flags
Increased electric generation margin	1,018
Other variances	141
Year-over-year increase in adjusted gross margin**	$2,589

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$3,959
Other variances	(162)
Year-over-year increase in other operating expenses	$3,797

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Operating Results for the Quarters Ended December 31, 2023 and 2022

Consolidated Results

	Three Months Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$130,331	$115,297	$15,034	13.0%
Depreciation, amortization and property taxes	20,262	23,274	(3,012)	(12.9)%
FCG transaction-related expenses	6,456	—	6,456	N/A
Other operating expenses	56,298	49,071	7,227	14.7%
Operating income	$47,315	$42,952	$4,363	10.2%

Operating income for the fourth quarter of 2023 was $47.3 million, an increase of $4.4 million or 10.2 percent compared to the same period in 2022. Excluding transaction-related expenses associated with the acquisition of FCG, operating income increased $10.8 million or 25.2 percent compared to the same period in 2022, despite warmer temperatures in the Company's northern service territories during the quarter. Adjusted gross margin during the quarter was positively impacted by regulatory initiatives, organic growth in the Company's natural gas distribution businesses and continued pipeline expansion projects, increased propane margins and fees, and contributions from FCG. These increases were partially offset by a $3.9 million reduction in adjusted gross margin from reduced customer consumption attributable to intra-period weather volatility experienced in our northern service territories during the quarter. Also offsetting the increase in adjusted gross margin were higher employee costs driven by growth initiatives, the ongoing competitive labor market and higher benefits costs. Depreciation and amortization expense during the fourth quarter of 2023 includes the effects of the revised depreciation rates approved in the Company's Florida Natural Gas rate case and electric depreciation study filing, and the $5.1 million RSAM adjustment from FCG.

Regulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$93,458	$79,452	$14,006	17.6%
Depreciation, amortization and property taxes	15,238	18,736	(3,498)	(18.7)%
FCG transaction-related expenses	6,456	—	6,456	N/A
Other operating expenses	37,393	29,601	7,792	26.3%
Operating income	$34,371	$31,115	$3,256	10.5%

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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Contribution from the acquisition of FCG	$8,687
Rate changes associated with the Florida natural gas base rate proceeding (1)	1,921
Natural gas transmission service expansions	1,836
Natural gas growth including conversions (excluding transmission service expansions)	1,536
Contributions from regulated infrastructure programs	841
Changes in customer consumption - primarily related to weather	(1,824)
Other variances	1,009
Period-over-period increase in adjusted gross margin**	$14,006
(1) Includes adjusted gross margin contributions from permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
FCG operating expenses	$4,190
Payroll, benefits and other employee-related expenses	2,753
Other variances	849
Period-over-period increase in other operating expenses	$7,792

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Unregulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$36,838	$35,874	$964	2.7%
Depreciation, amortization and property taxes	5,025	4,540	485	10.7%
Other operating expenses	18,916	19,541	(625)	(3.2)%
Operating income	$12,897	$11,793	$1,104	9.4%

The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Reduced propane customer consumption	$(2,652)
Increased propane margins and service fees	2,432
Decreased customer consumption due to conversion of customers to our natural gas system	(137)
CNG/RNG/LNG Transportation and Infrastructure
Lower level of virtual pipeline services	(1,258)
Aspire Energy
Increased gathering margins	1,646
Increased customer consumption	750
Other variances	183
Quarter-over-quarter increase in adjusted gross margin**	$964
The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$356
Decreased facilities expenses, maintenance costs and outside services	(613)
Other variances	(368)
Quarter-over-quarter increase in other operating expenses	$(625)
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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2023 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Thursday, February 22, 2024 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2023. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.267.6316
International: 203.518.9848
Conference ID: CPKQ423

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael D. Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

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Financial Summary
(in thousands, except shares and per-share data)

	Year Ended		Three months ended
	December 31,		December 31,
	2023	2022	2023	2022
Adjusted Gross Margin
Regulated Energy segment	$333,587	$302,252	$93,458	$79,452
Unregulated Energy segment	120,656	118,067	36,838	35,874
Other businesses and eliminations	(120)	(121)	35	(29)
Total Adjusted Gross Margin**	$454,123	$420,198	$130,331	$115,297

Operating Income
Regulated Energy segment	$126,199	$115,317	$34,371	$31,115
Unregulated Energy segment	24,426	27,350	12,897	11,793
Other businesses and eliminations	178	266	47	44
Total Operating Income	150,803	142,933	47,315	42,952
Other income, net	1,438	5,051	402	597
Interest charges	36,951	24,356	15,679	6,952
Income Before Income Taxes	115,290	123,628	32,038	36,597
Income taxes	28,078	33,832	6,710	10,447
Net Income	$87,212	$89,796	$25,328	$26,150

Earnings Per Share of Common Stock
Basic	$4.75	$5.07	$1.26	$1.47
Diluted	$4.73	$5.04	$1.26	$1.47

Adjusted Net Income and Adjusted Earnings Per Share
Net Income (GAAP)	$87,212	$89,796	$25,328	$26,150
FCG transaction-related-expenses, net (1)	10,625	—	7,727	—
Adjusted Net Income (Non-GAAP)**	$97,837	$89,796	$33,055	$26,150

Weighted average common shares outstanding - diluted	18,434,857	17,804,294	20,178,402	17,825,935

Earnings Per Share - Diluted (GAAP)	$4.73	$5.04	$1.26	$1.47
FCG transaction-related-expenses, net (1)	0.58	—	0.38	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$5.31	$5.04	$1.64	$1.47
(1) Transaction-related expenses for the year and quarter ended December 31, 2023 represent costs incurred attributable to the acquisition of FCG, including operating expenses associated with legal, consulting and audit fees and interest charges related to fees and expenses associated with the Bridge Facility.
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Financial Summary Highlights

Key variances in operations between 2022 and 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2022 Adjusted Results**	$123,628	$89,796	$5.04

Non-recurring Items:
One-time benefit associated with reduction in state tax rate	—	2,469	0.13
Absence of interest income from federal income tax refund	(826)	(600)	(0.03)
Absence of gain from sales of assets	(1,902)	(1,382)	(0.07)
	(2,728)	487	0.03

Increased (Decreased) Adjusted Gross Margins:
Contribution from rate changes associated with Florida Natural Gas base rate proceeding*	13,361	9,820	0.53
Increased propane margins per gallon and fees	8,821	6,483	0.34
Contribution from the acquisition of FCG	8,687	6,385	0.35
Natural gas growth (excluding service expansions)	6,214	4,567	0.25
Natural gas transmission service expansions*	4,812	3,537	0.19
Contributions from regulated infrastructure programs*	2,597	1,909	0.10
Increased margins from Aspire Energy	1,141	839	0.05
Increased adjusted gross margin from off-system natural gas capacity sales	960	706	0.04
Customer consumption primarily resulting from weather	(13,627)	(10,016)	(0.54)
	32,966	24,230	1.31

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Payroll, benefits and other employee-related expenses	(9,013)	(6,625)	(0.36)
FCG operating expenses	(4,190)	(3,080)	(0.17)
Facilities expenses, maintenance costs and outside services	(1,756)	(1,290)	(0.07)
Customer service related costs	(820)	(603)	(0.03)
Regulatory expenses	(658)	(484)	(0.03)
Depreciation, amortization and property tax costs	615	452	0.02
Decreased vehicle expenses	577	424	0.02
	(15,245)	(11,206)	(0.62)

Interest charges	(8,494)	(6,243)	(0.34)
Change in pension expense	(1,453)	(1,068)	(0.06)
Increase in shares outstanding due to 2023 and 2022 equity offerings	—	—	(0.17)
Net other changes	1,070	1,841	0.12
	(8,877)	(5,470)	(0.45)
Year ended December 31, 2023 Adjusted Results**	$129,744	$97,837	$5.31
* Refer to Major Projects and Initiatives Table for additional information.
** Transaction-related expenses attributable to the acquisition of FCG have been excluded from the Company’s non-GAAP measures of adjusted net income and adjusted EPS. See previous tables for a reconciliation of these items against the related GAAP measures.

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Key variances between the fourth quarter of 2022 and the fourth quarter of 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Fourth quarter of 2022 Adjusted Results**	$36,597	$26,150	$1.47

Non-recurring Items:
One-time benefit associated with reduction in state tax rate	—	1,185	0.06
Absence of interest income from federal income tax refund	(197)	(141)	(0.01)
	(197)	1,044	0.05

Increased (Decreased) Adjusted Gross Margins:
Contribution from the acquisition of FCG	8,687	6,547	0.32
Increased propane margins and fees	2,432	1,833	0.09
Contribution from rate changes associated with Florida natural gas base rate proceeding	1,921	1,448	0.07
Natural gas transmission service expansions	1,836	1,384	0.07
Increased margins from Aspire Energy	1,646	1,240	0.06
Natural gas growth including conversions (excluding service expansions)	1,536	1,157	0.06
Contributions from regulated infrastructure programs	841	634	0.03
Customer consumption primarily resulting from weather	(3,862)	(2,911)	(0.14)
Reduced demand for CNG/RNG/LNG services	(1,258)	(948)	(0.05)
	13,779	10,384	0.51

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
FCG operating expenses	(4,190)	(3,158)	(0.16)
Payroll, benefits and other employee-related expenses	(3,109)	(2,343)	(0.12)
Depreciation, amortization and property tax costs	3,012	2,270	0.11
Facilities expenses, maintenance costs and outside services	277	209	0.01
	(4,010)	(3,022)	(0.16)

Interest charges	(4,627)	(3,487)	(0.17)
Increase in shares outstanding due to 2023 equity offering	—	—	(0.17)
Net other changes	1,051	1,986	0.11
	(3,576)	(1,501)	(0.23)
Fourth quarter of 2023 Adjusted Results**	$42,593	$33,055	$1.64
** Transaction-related expenses attributable to the acquisition of FCG have been excluded from the Company’s non-GAAP measures of adjusted net income and adjusted EPS. See previous tables for a reconciliation of these items against the related GAAP measures.

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16-16-16-16

Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, further grow its businesses and earnings, and increase shareholder value. The following table includes the major projects and initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. The discussion of the Company's major projects accompanying this table, includes those projects which began generating adjusted gross margin in the current year, or those which are expected to contribute adjusted gross margin beginning in future years. A comprehensive discussion of all projects reflected below can be found in the Company's 2023 Annual Report on Form 10-K. The Company's practice is to add new projects and initiatives to this table once negotiations or details are substantially final and/or the associated earnings can be estimated.

	Adjusted Gross Margin**
	Year Ended December 31,		Estimate for Calendar Year
(in thousands)	2022	2023	2024	2025
Pipeline Expansions:
Guernsey Power Station	$1,377	$1,478	$1,482	$1,478
Southern Expansion	—	586	2,344	2,344
Winter Haven Expansion	260	637	626	626
Beachside Pipeline Expansion	—	1,810	2,451	2,414
North Ocean City Connector	—	—	—	494
St. Cloud / Twin Lakes Expansion	—	264	584	584
Clean Energy (1)	126	1,064	1,009	1,079
Wildlight	—	471	2,000	2,038
Lake Wales	—	265	454	454
Newberry	—	—	862	2,585
Total Pipeline Expansions	1,763	6,575	11,812	14,096

CNG/RNG/LNG Transportation and Infrastructure	11,100	11,181	12,500	13,969

Regulatory Initiatives:
Florida GUARD Program	—	353	2,421	5,136
FCG SAFE Program	—	—	2,683	5,293
Capital Cost Surcharge Programs	2,001	2,829	3,979	4,374
Florida Rate Case Proceeding (2)	2,474	15,835	17,153	17,153
Maryland Rate Case (3)	—	—	TBD	TBD
Electric Storm Protection Plan	486	1,326	2,433	3,951
Total Regulatory Initiatives	4,961	20,343	28,669	35,907

Total	$17,824	$38,099	$52,981	$63,972
(1) Includes adjusted gross margin generated from interim services through the project in-service date in September 2023.
(2) Includes adjusted gross margin during 2023 comprised of both interim rates and permanent base rates which became effective in March 2023.
(3) Rate case application filed with the Maryland PSC in January 2024. See additional information provided below.

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Discussion of Major Projects and Initiatives

Pipeline Expansions

Southern Expansion
Eastern Shore installed a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that provides 7,300 Dts/d of incremental firm transportation pipeline capacity. The project was placed in service in the fourth quarter of 2023.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and FCG entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline constructed approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida area east under the Intercoastal Waterway and southward on the barrier island. The project was completed and went into service in April 2023. Subsequent to the acquisition of FCG, the agreement is now an affiliate agreement.

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. installed approximately 5.4 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project reinforces the Company's existing system in Ocean City, Maryland and enables incremental growth along the pipeline. Construction of this project was completed in the second quarter of 2023. The Company filed a natural gas rate case application with the PSC for the state of Maryland in January 2024 as discussed below. Adjusted gross margin in connection with this project is contingent upon the completion of the rate case and inclusion of the project in rate base.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida subsidiary, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline constructed a pipeline extension and regulator station for FPU. The extension supports new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion also improves reliability and provides operational benefits to FPU’s existing distribution system in the area, supporting future growth. Construction is complete and the project went into service in July 2023.

Wildlight Expansion
In August 2022, Peninsula Pipeline and FPU filed a joint petition with the Florida PSC for approval of its Transportation Service Agreement associated with the Wildlight planned community located in Nassau County, Florida. The project enables the Company to meet the significant growing demand for service in Yulee, Florida. The agreement allows the Company to build the project during the construction and build-out of the community, and charge the reservation rate as each phase of the project goes into service. Construction of the pipeline facilities will occur in two separate phases. Phase one consists of three extensions with associated facilities, and a gas injection interconnect with associated facilities. Phase two will consist of two additional pipeline extensions. Various phases of the project commenced in the first quarter of 2023, with construction on the overall project continuing through 2025.

Lake Wales
In February 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas distribution business, FPU, for an additional 9,000 Dt/d of firm service in the Lake Wales, Florida area. The PSC approved the petition in
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18-18-18-18
April 2023. Approval of the agreement enabled Peninsula Pipeline to complete the acquisition of an existing pipeline in May 2023 that is being utilized to serve the Company's current and new natural gas customers.

Newberry
In April 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with FPU for an additional 8,000 Dt/d of firm service in the Newberry, Florida area. The petition was approved by the Florida PSC in the third quarter of 2023. Peninsula Pipeline will construct a pipeline extension, which will be used by FPU to support the development of a natural gas distribution system to provide gas service to the City of Newberry. A filing to address the acquisition and conversion of propane community gas systems in Newberry was made in November 2023, and the Florida PSC is scheduled to vote on this in March 2024. The Company anticipates beginning the conversions of the community gas systems in the second quarter of 2024.

Worcester Resiliency Upgrade
In August 2023, Eastern Shore filed an application with the FERC requesting authorization to construct the Worcester Resiliency Upgrade, which consists of a mixture of storage and transmission facilities in Sussex County, DE and Wicomico, Worcester, and Somerset Counties in Maryland. The project will provide long-term incremental supply necessary to support the growing demand of the participating shippers. Eastern Shore has requested certificate authorization by December 2024, with a target in-service date by the third quarter of 2025.

East Coast Reinforcement Projects
In December 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreements with FPU for projects that will support additional supply to communities on the East Coast of Florida. The projects are driven by the need for increased supply to coastal portions of the state that have experienced an increase in population growth. Peninsula Pipeline will construct several pipeline extensions which will support FPU’s distribution system in the areas of Boynton Beach and New Smyrna Beach with an additional 15,000 Dts/day and 3,400 Dts/day, respectively. The Florida PSC is scheduled to vote on the projects in March 2024.

Central Florida Reinforcement Projects
In February 2024, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreements with FPU for projects that will support additional supply to communities located in Central Florida. The projects are driven by the need for increased supply to communities in central Florida that have experienced an increase in population growth. Peninsula Pipeline will construct several pipeline extensions which will support FPU’s distribution system in the areas of Plant City and Lake Mattie with an additional 5,000 Dts/day and 8,700 Dts/day, respectively.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third-party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be
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19-19-19-19
injected. The Company includes its RNG transportation services and infrastructure related adjusted gross margin from across the organization in combination with CNG and LNG projects.

As new projects are finalized, we will provide additional detail on those projects at that time. Discussed below is a current project in which we are in the construction phase:

Full Circle Dairy
In February 2023, the Company announced plans to construct, own and operate a dairy manure RNG facility at Full Circle Dairy in Madison County, Florida. The project consists of a facility converting dairy manure to RNG and transportation assets to bring the gas to market. The first injection of RNG is projected to occur in the first half of 2024.

Regulatory Initiatives

Florida Gas Utility Access and Replacement Directive ("GUARD") Program
In February 2023, FPU filed a petition with the Florida PSC for approval of the GUARD program. GUARD is a ten-year program to enhance the safety, reliability, and accessibility of portions of the Company's natural gas distribution system. The Company identified various categories of projects to be included in GUARD, which include the relocation of mains and service lines located in rear easements and other difficult to access areas to the front of the street, the replacement of problematic distribution mains, service lines, and maintenance and repair equipment and system reliability projects. In August 2023, the Florida PSC approved the GUARD program, which included $205 million of capital expenditures projected to be spent over a 10-year period.

FCG SAFE Program
In June 2023, the Florida PSC issued the approval order for the continuation of the SAFE program beyond its 2025 expiration date and inclusion of 150 miles of additional mains and services located in rear property easements. The SAFE program is designed to relocate certain mains and facilities associated with rear lot easements to street front locations to improve FCG's ability to inspect and maintain the facilities and reduce opportunities for damage and theft. In the same order, the Commission approved a replacement of 160 miles of pipe that was used in the 1970s and 1980s and shown through industry research to exhibit premature failure in the form of cracking. The program includes projected capital expenditures of $205 million over a 10-year period.

Maryland Natural Gas Rate Case
In January 2024, the Company's natural gas distribution businesses in Maryland, CUC-Maryland Division, Sandpiper Energy, Inc., and Elkton Gas Company (collectively, “Maryland natural gas distribution businesses”) filed a joint application for a natural gas rate case with the Maryland PSC. In connection with the application, we are seeking approval of the following: (i) permanent rate relief of approximately $6.9 million; (ii) authorization to make certain changes to tariffs to include a unified rate structure and to consolidate the Maryland natural gas distribution businesses under the new corporate entity which we anticipate will be called Chesapeake Utilities of Maryland, Inc.; and (iii) authorization to establish a rider for recovery of the costs associated with our new technology systems. The outcome of the application is subject to review and approval by the Maryland PSC.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
Weather had a significant impact on adjusted gross margin during 2023, driven largely by significantly warmer weather in some of the Company's service territories resulting in reduced consumption. This
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20-20-20-20
resulted in adjusted gross margin being negatively impacted by approximately $13.6 million compared to 2022.
The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the year and quarter-to-date periods ended December 31, 2023 compared to the respective 2022 periods.
HDD and CDD Information

	Year Ended			Quarter Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
Delmarva
Actual HDD	3,416	4,088	(672)	1,347	1,485	(138)
10-Year Average HDD ("Normal")	4,161	4,147	14	1,430	1,437	(7)
Variance from Normal	(745)	(59)		(83)	48

Florida
Actual HDD	664	836	(172)	293	301	(8)
10-Year Average HDD ("Normal")	826	828	(2)	276	285	(9)
Variance from Normal	(162)	8		17	16

Ohio
Actual HDD	5,043	5,532	(489)	1,895	1,918	(23)
10-Year Average HDD ("Normal")	5,594	5,557	37	1,933	1,943	(10)
Variance from Normal	(551)	(25)		(38)	(25)

Florida
Actual CDD	3,101	2,826	275	308	340	(32)
10-Year Average CDD ("Normal")	2,934	2,929	5	399	394	5
Variance from Normal	167	(103)		(91)	(54)

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21-21-21-21
Natural Gas Distribution Growth

The average number of residential customers served on the Delmarva Peninsula and in our legacy Florida operations increased by approximately 5.4 percent and 3.9 percent, respectively, during 2023.

On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and the additional infrastructure to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details on adjusted gross margin attributable to customer growth for our legacy natural gas distribution operations are provided in the following table:

	Adjusted Gross Margin**
	For the Year Ended December 31, 2023
(in thousands)	Delmarva Peninsula	Florida (1)
Customer growth:
Residential	$1,895	$1,599
Commercial and industrial	589	2,131
Total customer growth	$2,484	$3,730
(1) Customer growth amounts for our legacy Florida operations include the effects of revised rates associated with the Company's natural gas base rate proceeding, but exclude the effects of the FCG acquisition.

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22-22-22-22
Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $1.1 billion, which includes $923.4 million attributable to the purchase of FCG and $3.9 million related to an acquisition in the propane distribution business. The following table shows total capital expenditures for the year ended December 31, 2023 by segment and by business line:

For the Year Ended
(in thousands)	December 31, 2023
Regulated Energy:
Natural gas distribution	$109,245
Natural gas transmission	40,179
Electric distribution	19,745
Total Regulated Energy	169,169
Unregulated Energy:
Propane distribution	14,287
Energy transmission	5,469
Other unregulated energy	20,508
Total Unregulated Energy	40,264
Other:
Corporate and other businesses	1,762
Total Other	1,762
Legacy capital expenditures	211,195
FCG Acquisition (1)	926,702
Total 2023 Capital Expenditures	$1,137,897
(1) Includes amounts for the acquisition of FCG net of cash acquired and their capital expenditures from the date of the acquisition through December 31, 2023. For additional information regarding acquisitions refer to Note 4 in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

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23-23-23-23
The following table shows a range of the forecasted 2024 capital expenditures by segment and by business line:

	2024
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$150,000	$170,000
Natural gas transmission	90,000	120,000
Electric distribution	25,000	28,000
Total Regulated Energy	265,000	318,000
Unregulated Energy:
Propane distribution	13,000	15,000
Energy transmission	5,000	6,000
Other unregulated energy	13,000	15,000
Total Unregulated Energy	31,000	36,000
Other:
Corporate and other businesses	4,000	6,000
Total 2024 Forecasted Capital Expenditures	$300,000	$360,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts. See “Capital Investment and Earnings Guidance” discussed above for additional information on our capital expenditure forecast.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 47 percent as of December 31, 2023 and included the impacts associated with financing the FCG acquisition.

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24-24-24-24
Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Year Ended		Three months ended
	December 31,		December 31,
	2023	2022	2023	2022
(in thousands, except shares and per share data)
Operating Revenues
Regulated Energy	$473,595	$429,424	$127,774	$118,360
Unregulated Energy	223,148	280,750	64,262	78,081
Other businesses and eliminations	(26,139)	(29,470)	(6,701)	(9,141)
Total Operating Revenues	670,604	680,704	185,335	187,300
Operating Expenses
Natural gas and electricity costs	140,008	127,172	34,316	38,908
Propane and natural gas costs	76,474	133,334	20,688	33,095
Operations	178,437	164,505	50,290	43,526
Transaction-related expenses	10,355	—	6,456	—
Maintenance	20,401	18,176	4,914	4,903
Depreciation and amortization	65,501	68,973	13,405	17,441
Other taxes	28,625	25,611	7,951	6,475
Total operating expenses	519,801	537,771	138,020	144,348
Operating Income	150,803	142,933	47,315	42,952
Other income, net	1,438	5,051	402	597
Interest charges	36,951	24,356	15,679	6,952
Income Before Income Taxes	115,290	123,628	32,038	36,597
Income Taxes	28,078	33,832	6,710	10,447
Net Income	$87,212	$89,796	$25,328	$26,150

Weighted Average Common Shares Outstanding:
Basic	18,370,758	17,722,227	20,112,530	17,741,166
Diluted	18,434,857	17,804,294	20,178,402	17,825,935

Earnings Per Share of Common Stock:
Basic	$4.75	$5.07	$1.26	$1.47
Diluted	$4.73	$5.04	$1.26	$1.47

Adjusted Net Income and Adjusted Earnings Per Share
Net Income (GAAP)	$87,212	$89,796	$25,328	$26,150
Transaction-related expenses, net (1)	10,625	—	7,727	—
Adjusted Net Income (Non-GAAP)**	$97,837	$89,796	$33,055	$26,150

Earnings Per Share - Diluted (GAAP)	$4.73	$5.04	$1.26	$1.47
Transaction-related expenses, net (1)	0.58	—	0.38	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$5.31	$5.04	$1.64	$1.47
(1) Transaction-related expenses for the year and quarter ended December 31, 2023 represent costs incurred attributable to the acquisition of FCG, including operating expenses associated with legal, consulting and audit fees and interest charges related to fees and expenses associated with the Bridge Facility.

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25-25-25-25

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2023	2022
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$2,418,494	$1,802,999
Unregulated Energy	410,807	393,215
Other businesses and eliminations	30,310	29,890
Total property, plant and equipment	2,859,611	2,226,104
Less: Accumulated depreciation and amortization	(516,429)	(462,926)
Plus: Construction work in progress	113,192	47,295
Net property, plant and equipment	2,456,374	1,810,473
Current Assets
Cash and cash equivalents	4,904	6,204
Trade and other receivables	74,485	65,758
Less: Allowance for credit losses	(2,699)	(2,877)
Trade receivables, net	71,786	62,881
Accrued revenue	32,597	29,206
Propane inventory, at average cost	9,313	9,365
Other inventory, at average cost	19,912	16,896
Regulatory assets	19,506	41,439
Storage gas prepayments	4,695	6,364
Income taxes receivable	3,829	2,541
Prepaid expenses	15,407	15,865
Derivative assets, at fair value	1,027	2,787
Other current assets	2,723	428
Total current assets	185,699	193,976
Deferred Charges and Other Assets
Goodwill	508,174	46,213
Other intangible assets, net	16,865	17,859
Investments, at fair value	12,282	10,576
Derivative assets, at fair value	40	982
Operating lease right-of-use assets	12,426	14,421
Regulatory assets	96,396	108,214
Receivables and other deferred charges	16,448	12,323
Total deferred charges and other assets	662,631	210,588
Total Assets	$3,304,704	$2,215,037

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26-26-26-26
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2023	2022
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	10,823	8,635
Additional paid-in capital	749,356	380,036
Retained earnings	488,663	445,509
Accumulated other comprehensive loss	(2,738)	(1,379)
Deferred compensation obligation	9,050	7,060
Treasury stock	(9,050)	(7,060)
Total stockholders’ equity	1,246,104	832,801
Long-term debt, net of current maturities	1,187,075	578,388
Total capitalization	2,433,179	1,411,189
Current Liabilities
Current portion of long-term debt	18,505	21,483
Short-term borrowing	179,853	202,157
Accounts payable	77,481	61,496
Customer deposits and refunds	46,427	37,152
Accrued interest	7,020	3,349
Dividends payable	13,119	9,492
Accrued compensation	16,544	14,660
Regulatory liabilities	13,719	5,031
Derivative liabilities, at fair value	354	585
Other accrued liabilities	13,362	13,618
Total current liabilities	386,384	369,023
Deferred Credits and Other Liabilities
Deferred income taxes	259,082	256,167
Regulatory liabilities	195,279	142,989
Environmental liabilities	2,607	3,272
Other pension and benefit costs	15,330	16,965
Derivative liabilities at fair value	927	1,630
Operating lease - liabilities	10,550	12,392
Deferred investment tax credits and other liabilities	1,366	1,410
Total deferred credits and other liabilities	485,141	434,825
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$3,304,704	$2,215,037
(1) Refer to Note 19 and 20 in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for further information.
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27-27-27-27
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For Three Months Ended December 31, 2023				For the Three Months Ended December 31, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	Florida City Gas Distribution (2)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$20,148	$12,246	$5,042	$10,195	$21,643	$12,265	$8,417
Commercial and Industrial	12,625	28,413	5,872	12,134	14,005	25,895	9,758
Other (3)	5,697	2,255	1,159	(1,310)	7,569	6,154	(1,054)
Total Operating Revenues	$38,470	$42,914	$12,073	$21,019	$43,217	$44,314	$17,121

Volumes (in Dts for natural gas and MWHs for electric)
Residential	1,087,809	529,697	157,884	62,067	1,052,182	513,623	62,252
Commercial and Industrial	2,707,601	10,451,908	940,028	144,801	2,648,324	8,447,631	76,298
Other	79,586	—	549,132	—	76,384	944,334	—
Total	3,874,996	10,981,605	1,647,044	206,868	3,776,890	9,905,588	138,550

Average Customers
Residential	98,974	89,383	112,585	25,722	94,535	86,304	25,563
Commercial and Industrial	8,256	8,434	8,587	7,370	8,130	8,360	7,369
Other	23	6	6	—	4	6	—
Total	107,253	97,823	121,178	33,092	102,669	94,670	32,932

	For the Twelve Months Ended December 31, 2023				For the Twelve Months Ended December 31, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	Florida City Gas Distribution (2)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$87,709	$50,792	$5,042	$49,542	$83,373	$46,824	$38,954
Commercial and Industrial	54,261	108,913	5,872	52,047	53,083	98,419	40,110
Other (3)	(997)	8,655	1,159	(2,115)	2,803	10,627	2,650
Total Operating Revenues	$140,973	$168,360	$12,073	$99,474	$139,259	$155,870	$81,714

Volumes (in Dts for natural gas and MWHs for electric)
Residential	4,389,934	2,081,045	157,884	300,118	4,645,336	2,086,597	305,593
Commercial and Industrial	10,230,662	41,498,921	940,028	384,306	10,402,091	37,902,801	325,785
Other	293,186	627,934	549,132	—	307,397	3,418,788	5,978
Total	14,913,782	44,207,900	1,647,044	684,424	15,354,824	43,408,186	637,356

Average Customers
Residential	97,666	88,384	112,585	25,719	92,694	85,074	25,516
Commercial and Industrial	8,246	8,415	8,587	7,372	8,121	8,322	7,351
Other	23	6	6	—	4	6	—
Total	105,935	96,805	121,178	33,091	100,819	93,402	32,867

(1) In accordance with the Florida PSC approval of our natural gas base rate proceeding, effective March 1, 2023, our natural gas distribution businesses in Florida (FPU, FPU-Indiantown division, FPU-Fort Meade division and Chesapeake Utilities CFG division) have been consolidated and amounts above are now being presented on a consolidated basis consistent with the final rate order.
(2) Operating revenues and volumes for FCG include amounts from the acquisition date. Customer totals for FCG reflect actual amounts at December 31, 2023 since the period from the acquisition covered only one month.
(3) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.